As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AOL INC.

(Exact name of Company as specified in its charter)

Delaware	20-4268793
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

770 Broadway

New York, NY 10003

Telephone: (212) 652-6400

(Address including zip code, and telephone number, including area code, of principal executive offices)

AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN

(Full title of the plan)

Julie M. Jacobs

General Counsel

22000 AOL Way

Dulles, VA 20166

(Name and address of agent for service)

(703) 265-1000

(Telephone number, including area code, of agent for service)

With copies to:

Peter S. Malloy, Esq.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.01 par value	5,300,000	$21.98	$116,494,000	$8,307

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common sock that may be issuable as a result of a stock split, stock dividend, or similar transactions under the Amended and Restated AOL Inc. 2010 Stock Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price per share, the proposed maximum offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant as reported on the New York Stock Exchange on May 20, 2010.

EXPLANATORY NOTE

The shares of Common Stock of AOL Inc. (the “Company” or the “Registrant”) being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement on Form S-8 (File No. 333-163603) was filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2009. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

The Company’s Amended and Restated By-laws require indemnification, to the fullest extent permitted under Delaware law, of any person who is or was a director or officer of the Company or any direct or indirect wholly-owned subsidiary of the Company and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or any direct or indirect wholly-owned subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the Amended and Restated By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any action, suit or proceeding will be advanced to the director or officer by the Company upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in the Amended and Restated By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

The Company maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on December 9, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.3	Specimen Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.4	Amended and Restated AOL Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2010).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of May, 2010.

AOL INC.

By	/s/ Arthur Minson
	Name:	Arthur Minson
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Julie Jacobs, Damien Atkins and Erin Tulk as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy M. Armstrong	Chairman and Chief Executive Officer (Principal Executive Officer)	May 21, 2010
Timothy M. Armstrong

/s/ Arthur Minson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2010
Arthur Minson

/s/ Douglas E. Horne	Controller (Principal Accounting Officer)	May 21, 2010
Douglas E. Horne

/s/ Richard L. Dalzell	Director	May 21, 2010
Richard L. Dalzell

Signature	Title	Date

/s/ Karen E. Dykstra	Director	May 21, 2010
Karen E. Dykstra

/s/ William R. Hambrecht	Director	May 21, 2010
William R. Hambrecht

Director
Susan M. Lyne

/s/ Patricia E. Mitchell	Director	May 21, 2010
Patricia E. Mitchell

/s/ Michael K. Powell	Director	May 21, 2010
Michael K. Powell

/s/ Fredric G. Reynolds	Director	May 21, 2010
Fredric G. Reynolds

/s/ James R. Stengel	Director	May 21, 2010
James R. Stengel

/s/ James A. Wiatt	Director	May 21, 2010
James A. Wiatt

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on December 9, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.3	Specimen Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.4	Amended and Restated AOL Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2010).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).